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                                                                       EXHIBIT 5

                                                    April 22, 1997

The Sherwin-Williams Company
101 Prospect Avenue, N.W.
Cleveland, Ohio  44115-1075

         Re:  Registration Statement on Form S-4 of The Sherwin-Williams Company

Ladies and Gentlemen:

         As General Counsel of The Sherwin-Williams Company, an Ohio corporation (the "Company"), I am delivering this opinion for use as an Exhibit to the Registration Statement on Form S-4 (the "Registration Statement") relating to the 7.375% Debentures Due 2027 and the 7.45% Debentures Due 2097 (collectively, the "Debentures") of the Company. With respect thereto, I have examined:

         A. The Registration Statement, including the Exhibits filed therewith and the Prospectus related thereto; and

         B. Such other documents and instruments as I have deemed necessary to render the opinion set forth below.

         Based upon the foregoing, I am of the opinion that the Debentures, when issued pursuant to and in the manner contemplated by the Registration Statement, will be validly issued and will be binding obligations of the Company.

         I am a member of the Bar of the State of Pennsylvania and do not purport to be an expert in, nor do I express any opinion with respect to, the laws of any jurisdiction other than the Federal laws of the United States and the laws of the States of Ohio and Pennsylvania.

         I am delivering this opinion solely in connection with the filing of the Registration Statement. This letter may not be relied upon for any other purpose or by any person other than the directors and officers of the Company.

         I consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to me, in my capacity as General Counsel of the Company, under the caption "Legal Matters" in the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                        Very truly yours,

                                                        /s/ L.E. Stellato